EX-FILING FEES

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $3,644,000, representing an increase of $200,000 from the filing made earlier on March 12, 2025. The prospectus is a final prospectus for the related offering.